                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                               Vital Images, Inc.

                                (Name of Issuer)

                          Common Stock, $.01 par value

                         (Title of Class of Securities)

                                   92846N 10 4

                                 (CUSIP Number)

     The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Cover page continued on next page)


                               Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP No. 92846N 10 4                                          Page 2 of 6 Pages
---------------------                                          -----------------
--------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                       Vincent J. Argiro
                       S.S.N. ###-##-####
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
               Not Applicable                                             (b)|_|

--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                               U.S.A.

--------------------------------------------------------------------------------
       NUMBER OF               5       SOLE VOTING POWER

         SHARES

      BENEFICIALLY                       370,730 shares
                          ------------------------------------------------------
        OWNED BY               6       SHARED VOTING POWER

          EACH
                                                   0 shares
                          ------------------------------------------------------
       REPORTING               7       SOLE DISPOSITIVE POWER

         PERSON
                                         370,730 shares
                          ------------------------------------------------------
          WITH                 8       SHARED DISPOSITIVE POWER

                                                     0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       370,730 shares
--------------------------------------------------------------------------------
     10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     [X]
                  SHARES

               Does not include 108,000 shares owned by the reporting person's spouse, and also does not include 1,550 shares which may be purchased upon the exercise of a currently exercisable option owned by the reporting person's spouse. The reporting person disclaims beneficial ownership of such shares.
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       7.55 %
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                       IN
--------------------------------------------------------------------------------

ITEM 1(a). NAME OF ISSUER.

           Vital Images, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

           3100 West Lake Street, Suite 100
           Minneapolis, MN 55416-4510

ITEM 2(a). NAME OF PERSON FILING.

           Vincent J. Argiro

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

           3100 West Lake Street, Suite 100
           Minneapolis, MN 55416-4510

ITEM 2(c). CITIZENSHIP.

           United States of America

ITEM 2(d). TITLE OF CLASS OF SECURITIES.

           Common stock, $.01 par value

ITEM 2(e). CUSIP NO.

           92846N 10 4

                               Page 3 of 6 Pages
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ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO ss.ss. 240.13d-1(b),
          OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON IS A:

          [ ] (a) Broker or Dealer registered under Section 15 of the Act;

          [ ] (b) Bank as defined in Section 3(a)(6) of the Act;

          [ ] (c) Insurance Company as defined in Section 3(a)(19) of the Act;

          [ ] (d) Investment Company registered under Section 8 of the
                  Investment Company Act of 1940;

          [ ] (e) An investment Adviser in accordance with ss.
                  240.13d-1(b)(1)(ii)(E);

          [ ] (f) An employee benefit plan or endowment fund; in accordance with ss. 240.13d-1(b)(1)(ii)(F);

          [ ] (g) A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

          [ ] (h) A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          [ ] (i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

          [ ] (j) Group, in accordance with ss. 240.13d-1(b)(1)(ii)(H).

          Not Applicable.

          If this statement is filed pursuant to ss. 240.13d-1(c) check this box [X].

ITEM 4. OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of issuer identified in Item 1:

(a) Amount Beneficially Owned:                                    370,730 shares
                                                                  -------

(b) Percent of Class:                                                7.55%
                                                                  -------
(c) Number of shares as to which such person has:

     (i) Sole power to vote or to direct the vote:                370,730 shares
                                                                  -------

     (ii) Shared power to vote or to direct the vote:                   0 shares
                                                                  -------

                               Page 4 of 6 Pages

     (iii) Sole power to dispose or to direct the disposition of: 370,730 shares
                                                                  -------

     (iv) Shared power to dispose or to direct the disposition of:      0 shares
                                                                  -------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         See Signature Page.


                               Page 5 of 6 Pages

                                    SIGNATURE

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated: February 10, 1999.

                                         /s/ Vincent J. Argiro
                                         ------------------------------------
                                         Vincent J. Argiro


                               Page 6 of 6 Pages